Exhibit 21 to 2001 10-K



                              LIST OF SUBSIDIARIES
                              --------------------



(1) Convergys Information Management Group Inc., a corporation organized under the laws of the State of Ohio.

(2) Convergys Customer Management Group Inc., a corporation organized under the laws of the State of Ohio.

(3) Convergys Funding Corporation, a corporation organized under the laws of the State of Ohio.

(4) Convergys CMG Utah Inc., a corporation organized under the laws of the State of Utah.

(5) Convergys CMG Canada Inc., a corporation organized under the laws of the Province of Nova Scotia, Canada.